Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

UNIONBANCAL CORPORATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

MERGER SUB
(as herein defined)

Dated as of August 18, 2008

i

6.11	Indemnification; Directors’ and Officers’ Insurance	29
6.12	Takeover Statutes	31
6.13	Tail Period	31
6.14	Tax Certificate	32
6.15	Formation of Merger Sub; Accession	32

ARTICLE VII Conditions of the Merger		32

7.1	Conditions to Each Party’s Obligation to Effect the Merger	32
7.2	Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger	33
7.3	Conditions to the Company’s Obligation to Effect the Merger	33

ARTICLE VIII Termination		34

8.1	Termination	34
8.2	Effect of Termination and Abandonment	35

ARTICLE IX Miscellaneous and General		36

9.1	Survival	36
9.2	Modification or Amendment	36
9.3	Waiver of Conditions	36
9.4	Counterparts	36
9.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	36
9.6	Notices	37
9.7	Entire Agreement	39
9.8	No Third Party Beneficiaries	39
9.9	Obligations of Parent and of the Company	40
9.10	Definitions	40
9.11	Severability	40
9.12	Interpretation; Construction	40
9.13	Assignment	41

Annex A	Defined Terms	A-1
Exhibit 1	Certain Conditions of the Offer	E1-1
Appendix A	Charter of Surviving Corporation	Appendix A-1
Appendix B	Bylaws of Surviving Corporation	Appendix B-1

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 18, 2008, among UnionBanCal Corporation, a Delaware corporation (the “Company”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., a Japanese joint stock corporation (“Parent”), and, from and after its accession to this Agreement in accordance with Section 6.15 of this Agreement, Merger Sub (as that term is defined in Section 6.15 of this Agreement), a Delaware corporation (the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, as of the date hereof, Parent and its affiliates beneficially and of record own 90,255,980 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), constituting approximately 64.9% of the issued and outstanding shares of Common Stock;

WHEREAS, Parent and Mitsubishi UFJ Financial Group, Inc., a Japanese joint stock corporation and the parent company of Parent (“MUFG”), have proposed to the board of directors of the Company (the “Company Board”) that Parent or one of its wholly owned direct or indirect Subsidiaries acquire all of the shares of Common Stock not held in a proprietary (rather than a fiduciary or bailee) capacity by MUFG or one of its Subsidiaries other than the Company and its Subsidiaries (the “Public Shares”);

WHEREAS, the Company Board has established a special committee (the “Special Committee”) consisting of independent directors to consider, among other things, the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and to make a recommendation to the Company Board with respect thereto;

WHEREAS, the Special Committee has unanimously (with one member absent) (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the Public Shares, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) recommended to the Company Board that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Transactions and recommending that the holders of Public Shares accept the Offer, tender their Public Shares to Parent pursuant to the Offer and, to the extent any such holders do not tender their Public Shares, adopt this Agreement (such recommendation by the Special Committee, the “Special Committee Recommendation”);

WHEREAS, the Company Board, based on the Special Committee Recommendation, has (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of Public

Shares, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend to the holders of Public Shares that they accept the Offer, tender their Public Shares to Parent pursuant to the Offer and adopt, to the extent any such holders do not tender their Public Shares, this Agreement (such recommendation, the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of each of Parent and Merger Sub have (i) determined that the Transactions are fair to and in the best interests of Parent and Merger Sub, respectively, and (ii) approved and declared advisable this Agreement and the Transactions, in each case to the extent they are a party to such Transactions;

WHEREAS, Parent is willing and intends, on the terms and subject to the conditions set forth in this Agreement, to commence a tender offer (the “Offer”) to purchase all of the outstanding Public Shares, in cash at a price per Public Share of $73.50 (such price or any higher price per Public Share that may be offered to be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), net to the seller but subject to any required withholding of Taxes;

WHEREAS, following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement (including the Company Requisite Vote), Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND THE MERGER; CLOSING; EFFECTIVE TIME

1.1           The Offer.  (a)  Subject to the conditions of this Agreement, Parent shall, as promptly as practicable and in no event later than ten business days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer at the Offer Price, net to the seller but subject to any required withholding of Taxes.

(b)           The initial expiration date of the Offer shall be midnight (New York City time) on the date that is 20 business days from the date on which the Offer was commenced (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) (the initial “Expiration Date” and any expiration time and date established pursuant to an extension of the Offer as so extended, also an “Expiration Date”).

(c)           The obligations of Parent to commence the Offer and accept for payment, and pay for, any Public Shares tendered pursuant to the Offer are subject only to (i) the conditions set forth in Exhibit 1 and (ii) the non-waivable condition that pursuant to the Offer, prior to the Expiration Date, there shall have been validly tendered and not properly withdrawn a number of Public Shares which constitutes at least a majority of the outstanding Public Shares (assuming the exercise of all options, warrants and other rights to purchase shares of Common Stock and excluding from the numerator of such calculation any shares held by stockholders that are affiliated with the Company, including directors and officers of the Company, as of the Acceptance Time) (the “Majority-of-the-Minority Condition”).

(d)           Parent expressly reserves the right (x) to increase the Offer Price and (y) to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Parent shall not (i) reduce the number of Public Shares subject to the Offer, (ii) except as provided in Section 4.4, reduce the Offer Price, (iii) add to the conditions set forth in Exhibit 1 or modify any condition set forth in Exhibit 1 in any manner adverse to the holders of Public Shares, (iv) except as otherwise provided in this Section 1.1(d), extend the Offer, (v) waive or modify the Majority-of-the-Minority Condition, or (vi) change the form of consideration payable in the Offer.  Notwithstanding the foregoing, Parent may, in its discretion, without the consent of the Company, (i) extend the Offer for one or more consecutive increments of not more than ten business days each, if at any otherwise scheduled Expiration Date of the Offer any of the conditions to Parent’s obligation to purchase Public Shares are not satisfied or waived, (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer or (iii) make available a “subsequent offering period” in accordance with Exchange Act Rule 14d-11.  In addition, if at any otherwise scheduled Expiration Date of the Offer any condition to the Offer is not satisfied or waived, Parent shall extend the Offer at the request of the Company for one or more consecutive increments of not more than ten business days each until the earlier of the date that is 40 business days after commencement of the Offer (the “Outside Date”) and the termination of this Agreement in accordance with its terms.  In addition, Parent shall, if requested by the Company, make available a subsequent offering period in accordance with Exchange Act Rule 14d-11 of not less than ten business days; provided that Parent shall not be required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, MUFG and its Subsidiaries collectively hold at least 90% of the outstanding shares of Common Stock (the requirement that MUFG and its Subsidiaries collectively hold at least 90% of the outstanding shares of Common Stock being the “90% Requirement”).

(e)           On the terms and subject to the conditions of the Offer and this Agreement, Parent shall accept and pay for all Public Shares validly tendered and not withdrawn pursuant to the Offer that Parent becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

For purposes of this Agreement, the term “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

1.2           The Offer Documents.  On the date of commencement of the Offer, Parent and, to the extent required by Law, its affiliates shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and shall cause the Offer Documents to be disseminated to holders of Public Shares as and to the extent required by the applicable federal securities laws, including for the avoidance of doubt the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”).  Prior to the filing of the Offer Documents with the SEC, Parent shall deliver copies of the proposed form of the Offer Documents to the Company and the Special Committee, and their respective counsel, within a reasonable time for review and comment by the Company and the Special Committee, and their respective counsel.  Each of Parent and the Company agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by the Securities Laws.  Parent shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Public Shares, in each case as and to the extent required by the Securities Laws.  The Company and the Special Committee, and their respective counsel, shall be given reasonable opportunity under the circumstances to review and comment on the Offer Documents (including any amendments or supplements thereto) before they are filed with the SEC or disseminated to the stockholders of the Company.  Parent shall provide the Company and the Special Committee, and their respective counsel, with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel receives from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company and the Special Committee, and their respective counsel, a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments.  The Company hereby consents to the inclusion in the Offer Documents of the Special Committee Recommendation and the Company Board Recommendation, as such recommendations may be amended and until such recommendations may be withdrawn, in each case as permitted by this Agreement.

1.3           Company Actions.  (a)  On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer containing the Special Committee Recommendation and the Company Board

Recommendation (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) and shall cause the Schedule 14D-9 to be disseminated to the holders of Public Shares with the Offer Documents, in each case in a manner that complies with Rule 14d-9 under the Exchange Act and the Securities Laws.  The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel.  Each of the Company, Parent and Merger Sub shall use reasonable best efforts promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws.  The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Public Shares, in each case as and to the extent required by the Securities Laws.  The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or the Special Committee, or their respective counsel, receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent and its counsel a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments.  The Company agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b)           In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent (i) a list of the names and addresses of the record holders of Public Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of Public Shares as of the most recent practicable date that the Company or the transfer agent have in their possession or control or can obtain without unreasonable effort or expense.  The Company will furnish or cause to be furnished to Parent such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent may reasonably request in communicating the Offer to the record and beneficial owners of Public Shares.

1.4           Schedule 13E-3.  On the date of commencement of the Offer, the Company, Parent, Merger Sub and such other affiliates of Parent as may be required under applicable Law shall file with the SEC, pursuant to and in accordance with Rule 13e-3 and Regulation M-A, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Transactions (the “Schedule 13E-3”); provided that, at their option, subject to applicable Law, Parent and Merger Sub may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents.  Each of Parent, Merger Sub and the Company agrees to use reasonable best efforts promptly to respond to any comments of the SEC or its staff with respect to the Schedule 13E-3 and promptly to correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by the Securities Laws.  Each party shall take all steps necessary to amend or supplement the Schedule 13E-3 and to cause the Schedule 13E-3, as so amended or supplemented, to be filed with the SEC, in each case as and to the extent required by the Securities Laws.  Each of Parent, the Company and the Special Committee and its respective counsel shall be given reasonable opportunity under the circumstances to review and comment on the Schedule 13E-3 (including any amendments or supplements thereto) before it is filed with the SEC.  Each of Parent, the Company and the Special Committee shall provide the others and their respective counsel with copies of any written comments, and shall inform them of any oral comments, such Person or its counsel receives from the SEC or its staff with respect to the Schedule 13E-3 promptly after the receipt of such comments and shall give the others a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments.  The Company hereby consents to the inclusion in the Schedule 13E-3 of the Special Committee Recommendation and the Company Board Recommendation as such recommendations may be amended and until such recommendations may be withdrawn, in each case as permitted by this Agreement.

1.5           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the DGCL.

1.6           Effective Time.  The Merger shall become effective at such time that a Certificate of Merger with respect to the Merger (the “Delaware Certificate of Merger”) has been executed, acknowledged and filed with the Secretary of State of the State of Delaware, as provided in Section 251 of the DGCL, or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).  Subject to the terms and conditions of this Agreement, the Company and Parent will cause the Merger to be effective on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the fulfillment or waiver of those conditions).

1.7           Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the Closing Date.

1.8           Company Directors Prior to the Effective Time.  If the 90% Requirement is not satisfied immediately after such time that Parent accepts for payment the Public

Shares tendered pursuant to the Offer (the “Acceptance Time”), then, from and after the Acceptance Time until the earlier of (a) the Effective Time and (b) such time that the 90% Requirement is satisfied, Parent shall use reasonable best efforts to cause the directors of the Company who are “independent” within the meaning of the corporate governance rules of the New York Stock Exchange (the “NYSE”) (the “Existing Independent Directors”) to remain as directors on the Company Board.  If any Existing Independent Director is unable to serve due to death, disability or resignation, Parent shall use reasonable best efforts to ensure that such other Person (or Persons) as may be designated by the remaining Existing Independent Directors shall be elected or designated to fill such vacancy in accordance with the Company’s by-laws and each such Person shall be deemed to be an Existing Independent Director for purposes of this Agreement.  Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, Parent shall use its reasonable best efforts to cause its designees on the Company Board not to approve any amendment or termination by the Company of, or any waiver by the Company of any of its rights under, this Agreement that would adversely affect the holders of Public Shares or extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement, unless such action is approved by the Existing Independent Directors.  Parent agrees that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement, it shall not authorize its designees on the Company Board to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION

2.1           The Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be as set forth in Appendix A (the “Charter”), until thereafter duly amended as provided therein or by applicable Laws.  “Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

2.2           The By-Laws.  The by-laws of the Surviving Corporation shall be as set forth in Appendix B (the “By-Laws”), until thereafter duly amended as provided therein or by applicable law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1           Directors.  The board of directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2           Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly chosen or until their earlier death, resignation or resignation in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

4.1           Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)           Merger Consideration.  Each Public Share issued and outstanding immediately prior to the Effective Time other than (i) Public Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Public Shares that are owned by stockholders (“Dissenting Stockholders”) who have properly perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”).  At the Effective Time, all such Public Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing such Public Shares shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)           Cancellation of Excluded Shares; Parent-Owned Common Stock to Remain Outstanding.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).  Each share of Common Stock owned by MUFG or any of its Subsidiaries, other than shares of Common Stock held by MUFG or any of its Subsidiaries in a fiduciary or bailee capacity (which shall be deemed to be Public Shares in accordance with the definition thereof), shall remain outstanding as shares of the Surviving Corporation without change resulting from the Merger.

(c)           Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

4.2           Exchange of Certificates.

(a)           Paying Agent.  From and after the Effective Time, Parent shall make available or cause to be made available to a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 4.1(a) (such cash hereinafter referred to as the “Exchange Fund”).

(b)           Exchange Procedures.  Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Public Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Public Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Public Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Public Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)           Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Public Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for

transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Public Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Public Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Public Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)            Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Public Shares held by Dissenting Stockholders shall not be converted into the right to receive the Per Share Merger Consideration with respect to the Public Shares owned by such Dissenting Stockholders, but instead shall be automatically cancelled and cease to exist, and each such Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL for such shares.  Notwithstanding the foregoing, if any Person shall have effectively waived, withdrawn or lost such Person’s right to appraisal under Section 262 of the DGCL, then the Public Shares held by such Person shall be deemed to have been converted at the Effective Time into the Per Share Merger Consideration set forth in Section 4.1(a), without interest.  The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)           Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Public Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), as amended, or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Public Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

4.3           Treatment of Stock Plans.

(a)           Treatment of Options.  At the Effective Time each outstanding option to purchase Common Stock (a “Company Option”) under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of shares of Common Stock subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Company Option less applicable Taxes required to be deducted and withheld with respect to such payment.

(b)           Company Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Common Stock or benefits measured by the value of shares of Common Stock, and each award of any kind consisting of shares of Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Compensation Agreements and Benefit Plans, other than Company Options and any warrants (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to (x) the number of shares of Common Stock subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the shares of Common Stock exceed a specified reference price, the amount, if any, which is the excess of the Per Share Merger Consideration over such reference price), less applicable Taxes required to be deducted and withheld with respect to such payment.  “Compensation Agreements and Benefit Plans” shall mean all benefit and compensation plans, contracts, policies or arrangements covering current or former directors, officers or employees of the Company or its Subsidiaries.

(c)           Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a) and 4.3(b).  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

4.4           Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Standard.  No representation or warranty of the Company contained in Section 5.2 (other than Sections 5.2(b), 5.2(c), 5.2(d)(ii)(A), 5.2(e), 5.2(f) and 5.2(g), which shall be true and correct in all respects) shall be considered untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.2, has had or would reasonably be expected to have a Material Adverse Effect.

As used in this Agreement, the term “Material Adverse Effect” with respect to the Company means (x) a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole or (y) any change or effect that would prevent, materially delay or materially impair the consummation of the Transactions; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

(A)          changes in general U.S. economic conditions;

(B)           events, conditions, changes or trends in economic, business or financial conditions generally affecting the U.S. banking industry, including changes in interest rates or exchange rates;

(C)           changes in any banking laws or regulations unrelated to the Merger and of general applicability after the date of this Agreement and changes in the interpretation thereof by any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”);

(D)          changes in United States generally accepted accounting principles applicable to bank holding companies generally;

(E)           changes that arise out of the announcement of this Agreement or arise out of actions required by this Agreement;

(F)           any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity; and

(G)           changes in the market price or trading volume of securities of the Company;

provided, further, that, with respect to clauses (A), (B), (C) and (D), such change, event, circumstance or development does not (i) primarily relate to (or have the effect of primarily relating to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other bank holding companies.

5.2           Representations and Warranties of the Company.  Except as set forth in the corresponding sections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

As used in this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person (other than a natural person) that is either a “subsidiary” as defined in Regulation 1-02 of Regulation S-X of the SEC or a “subsidiary” as defined in Section 225.2(o) of Title Twelve of the Code of Federal Regulations; provided that for all purposes under this Agreement, the Company shall not be deemed to be a Subsidiary of Parent or MUFG.

(b)           Capital Structure.

(i)            As of August 14, 2008, the authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, of which 139,009,259 shares are outstanding, and 5,000,000 shares of $1.00 par value preferred stock, none of which are outstanding.  All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  As of August 14, 2008, based on the assumptions set forth in Section 5.1(b)(i) of the Company Disclosure Letter, other than (i) 9,616,270 shares of Common Stock reserved for issuance under the Year 2000 UnionBanCal Corporation Management Stock Plan, as amended, and the UnionBanCal Corporation Management Stock Plan, restated effective June 1, 1997 (the “Stock Plans”) and (ii) any dividend equivalents for the September 5, 2008 record date dividend, the Company has no shares of Common Stock reserved for issuance.  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, restriction, security interest, claim or other encumbrance of any nature (each, a “Lien”).  Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Upon any issuance of any shares of Common Stock in accordance with the terms of the Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii)           Union Bank of California, N.A., is a wholly-owned Subsidiary of the Company.

(c)           Corporate Authority; Approval and Fairness.

(i)            The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only, with respect to the Merger, to adoption of this Agreement by the holders of 90% or more of the outstanding shares of Common Stock (the “Company Requisite Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)           The Special Committee has unanimously (with one member absent) adopted resolutions (A) determining that the terms of this Agreement and the Transactions are fair to and in the best interest of the Company and the holders of the Public Shares, (B) approving and declaring advisable this Agreement and the Transactions, and (C) making the Special Committee Recommendation.

(iii)          The Company Board, based on the Special Committee Recommendation, has adopted resolutions (A) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the shares of Public Shares, (B) approving and declaring advisable this Agreement and the Transactions, and (C) making the Company Board Recommendation.

(iv)          The Special Committee has received the written opinion of its financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), to the effect that, subject to the assumptions, qualifications, limitations and other matters stated therein, the $73.50 per share of Common Stock to be received by the holders of the Common Stock in the Offer and the Merger, is fair from a financial point of view to such holders, other than Parent and its affiliates, a copy of which opinion will promptly be delivered to Parent, it being agreed that Parent and its affiliates (not including the Special Committee) have no right to rely on such opinion.

(d)           Governmental Filings; No Violations; Certain Contracts.

(i)            Other than the filing of the Certificate of Merger pursuant to Section 1.6, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time.

(ii)           The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral or in writing (each, a “Contract”), binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.2(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries.  Section 5.2(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(e)           Company Reports; Financial Statements.

(i)            The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Laws since December 31, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Laws, and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)           The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), or by rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(iii)          Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect).

(f)            Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 13E-3 (insofar as it relates to the Company and its Subsidiaries) or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, or, if the Company disseminates an Information Statement in lieu of a Proxy Statement in accordance with Section 6.5, the Information Statement will, at the date it is first mailed to the Company’s stockholders and on the date the Written Consent is effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 13E-3, the Schedule 14D-9 and the Proxy Statement or the Information Statement, as the case may be, will comply in all material respects with the Securities Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information derived from Parent’s public SEC filings or supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

(g)           Takeover Statutes.  No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Public Shares, the Merger or the other Transactions.

(h)           Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Offer, the Merger or the other Transactions except that the Company has employed Credit Suisse as the Special Committee’s financial advisor, for which services Credit Suisse shall be paid, subject to the terms and conditions of the engagement letter between the Company, the Special Committee and Credit Suisse, the fees set forth in Section 5.2(h) of the Company Disclosure Letter.

5.3           Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub (subject to Section 6.15 of this Agreement) each hereby represents and warrants to the Company that:

(a)           Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Transactions.  Parent has made available to the Company a complete and correct copy of the organizational documents of Merger Sub as in effect on the date of this Agreement.

(b)           Corporate Authority.  (i)  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Transactions.  Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, and to consummate the Transactions that this Agreement requires it to consummate.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of

Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)           Governmental Filings; No Violations; Etc.

(i)            Other than the filing of the Certificate of Merger pursuant to Section 1.6, no notices, reports or other filings are required to be made by MUFG, Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by MUFG, Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other Transactions that this Agreement requires it to consummate, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions.

(ii)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other Transactions that this Agreement requires it to consummate will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of MUFG, Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of MUFG, Parent or any of its Subsidiaries pursuant to, any Contracts binding upon MUFG, Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which MUFG, Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions that this Agreement requires it to consummate.

(d)           Information Supplied.  None of the information supplied or to be supplied in writing by Parent or Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in (a) Offer Documents, the Schedule 13E-3 or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, or, if the Company disseminates an Information Statement in lieu of a Proxy Statement in accordance with Section 6.5, the Information Statement will, at the date it is first mailed to the Company’s stockholders and on the date the Written Consent is effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents and the Schedule 13E-3 (insofar as it relates to Parent or its affiliates) will comply in all material respects with the Securities Laws.  Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

(e)           Available Funds.  Parent will have available to it all funds necessary to permit Parent and Merger Sub to satisfy all of their respective obligations under this Agreement, including acquiring all of the outstanding Public Shares in the Offer and the Merger.

(f)            Capitalization and Operations of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business prior to the date hereof other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other Transactions.

ARTICLE VI

COVENANTS

6.1           Interim Operations.

(a)           The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly authorized by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ current employees and agents.

(b)           Without limiting the generality of Section 6.1(a) and in furtherance thereof, from and after the date hereof until the Acceptance Time and, if the 90%

Requirement is satisfied at any time from and after the Acceptance Time, from and after such time that the 90% Requirement is satisfied until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing, or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)            adopt any change in the certificate of incorporation or by-laws or other applicable governing instruments of any Subsidiary of the Company;

(ii)           merge or consolidate any Subsidiary of the Company with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company’s or any of its Subsidiaries’ assets, operations or businesses;

(iii)          issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except in accordance with the terms of the grant of any outstanding and exercisable Company Option that was issued prior to the date of this Agreement;

(iv)          except for the Company’s declaration and payment of regular quarterly cash dividends consistent with past practice and in any event not in excess of $0.52 per share with usual record and payment dates for such dividends in accordance with past dividend practice of the Company, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)           reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vi)          make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(vii)         settle any material litigation or other material proceedings before a Governmental Entity;

(viii)        (A) make or rescind any material election relating to Taxes; (B) file any amended income Tax Return or material claim for refund; (C) make any material change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting of the Company or any of its Subsidiary unless required by GAAP or applicable Law; (D) enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority or settle any audit or proceeding with respect to any material amount of Taxes owed; or (E) file its federal income Tax Return for any fiscal year ending on or after December 31, 2007 without providing Parent reasonable opportunity to review and comment on such Tax Return;

(ix)           except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Compensation Agreements and Benefit Plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Compensation Agreements and Benefit Plans, to the extent not already provided in any such Compensation Agreements and Benefit Plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Compensation Agreements and Benefit Plans or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive, grant a waiver or extension under, or amend in any manner adverse to the Company or one of its Subsidiaries, any extension of credit to directors or executive officers of the Company or any of its Subsidiaries;

(x)            take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Offer set forth in Exhibit 1 or the conditions to the Merger set forth in Article VII not being satisfied; or

(xi)           agree, authorize or commit to do any of the foregoing.

(c)           Without limiting the generality of Section 6.1(a) and in furtherance thereof, during any period from and after the Acceptance Time and prior to the Effective Time during which the 90% Requirement is not satisfied, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing, or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)            adopt any change in the certificate of incorporation or by-laws or other applicable governing instruments of any Subsidiary of the Company;

(ii)           merge or consolidate any Subsidiary of the Company with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company’s or any of its Subsidiaries’ assets, operations or businesses;

(iii)          issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except in accordance with the terms of the grant of any outstanding and exercisable Company Option that was issued prior to the date of this Agreement;

(iv)          except for the Company’s declaration and payment of regular quarterly cash dividends consistent with past practice and in any event not in excess of $0.52 per share with usual record and payment dates for such dividends in accordance with past dividend practice of the Company, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)           reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vi)          make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(vii)         settle any material litigation or other material proceedings, in each case relating to any of the Transactions before a Governmental Entity;

(viii)        except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Compensation Agreements and Benefit Plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Compensation Agreements and Benefit Plans, to the extent not already provided in any such Compensation Agreements and Benefit Plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any

Compensation Agreements and Benefit Plans or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive, grant a waiver of extension under, or amend in any manner adverse to the Company or one of its Subsidiaries, any extension of credit to directors or executive officers of the Company or any of its Subsidiaries;

(ix)           take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(x)            agree, authorize or commit to do any of the foregoing.

(d)           Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e)           Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially delay the consummation of the Transactions.

6.2           No Change in Recommendation.  The Special Committee, the Company Board and each other committee thereof shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, either the Special Committee Recommendation or the Company Board Recommendation except to the extent the Special Committee or the Company Board, as the case may be, determines in good faith, after consultation with outside counsel, that such action is necessary in order for such directors to comply with their fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of notice from the Company advising that the Special Committee and/or the Company Board intends to take such action and the basis therefor.

6.3           Proxy Statement.  Subject to Section 6.5, upon Parent’s written request from and after the Acceptance Time, the Company shall, and at any time from and after the Acceptance Time, the Company may, prepare and file with the SEC, as promptly as reasonably practicable, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).  The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply with applicable Law, including the applicable provisions of the Exchange Act and the rules and regulations thereunder.

6.4           Stockholders Meeting.  Subject to Section 6.5, upon Parent’s written request from and after the Acceptance Time, then the Company shall, and at any time from and after the Acceptance Time, the Company may, take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action reasonably necessary to convene a meeting of holders of Public Shares (the “Stockholders Meeting”) as promptly as reasonably practicable to consider and vote upon this Agreement and the Merger and shall not postpone or adjourn such meeting except to the extent required by Law.

6.5           Information Statement.  At Parent’s option, this Agreement and the Merger may be approved by an irrevocable written consent (the “Written Consent”) executed by the holders of the requisite number of shares of Common Stock.  In the event that Parent elects to obtain the Written Consent in lieu of obtaining stockholder approval at a Stockholders Meeting, Parent shall so notify the Company in writing and the Company shall prepare, file with the SEC and transmit to the holders of Public Shares a preliminary information statement of the Company relating to the Merger in accordance with the Company’s certificate of incorporation and by-laws, and in accordance with applicable Law, including Regulation 14C promulgated under the Exchange Act (the “Information Statement”).

6.6           Filings; Other Actions; Notification.

(a)           Proxy Statement/Information Statement.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and/or the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its representatives and the SEC with respect to the Proxy Statement and/or the Information Statement.  Each of the Company and Parent shall use its reasonable best efforts promptly to provide responses to the SEC with respect to all comments received on the Proxy Statement and/or the Information Statement by the SEC and the Company shall cause the definitive Proxy Statement or Information Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement or the Information Statement.

(b)           Cooperation.  Subject to the terms and conditions set forth in this Agreement (including Section 6.13 of this Agreement), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Offer, the Merger and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other Transactions.  Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, the SEC in connection with the Offer, the Merger and the other Transactions (including the Offer Documents, the Schedule 13E-3, and the Information Statement or the Proxy Statement, as the case may be); provided further that, with respect to any filing made with, or written materials submitted to, any third party and/or any Governmental Entity other than the SEC in connection with the Offer, the Merger and the other Transactions, Parent shall have the right to review in advance, and to the extent practical the Company will consult with Parent on and consider in good faith the views of Parent in connection with, all of the information relating to Parent that appears in any such filing or submission.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.  Subject to applicable Law, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a private party against the Company or any of its Subsidiaries or their respective directors challenging the Transactions, the Company shall cooperate in all respects with Parent and use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; provided that, in no event shall the Company be required to take any such actions that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)           Information.  The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 13E-3 and the Information Statement or the Proxy Statement, as the case may be, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other Transactions; it being understood that in no event shall Parent be required to provide confidential information concerning Parent or any of its affiliates to the Company or any of its affiliates pursuant to this Section 6.6 or any subsection hereof.

(d)           Status.  Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Offer, the Merger and the other

Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other Transactions.  The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition in Exhibit 1 or Article VII.  The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Offer, the Merger and the other Transactions unless it consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent the opportunity to attend and participate thereat.

(e)           Rule 14d-10(c) Matters.  Prior to the Expiration Date, the Compensation Committee will, to the extent it has not previously taken such action, (i) approve and/or ratify all Compensation Agreements and Benefit Plans as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) take all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Agreements and Benefit Plans in accordance with Rule 14d-10(d)(2) under the Exchange Act.

6.7           Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries.  All requests for information made pursuant to this Section 6.7 shall be directed to the executive officer or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

6.8           Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the earlier of (i) the Effective Time and (ii) such time as the Company qualifies for an issuer-initiated delisting under applicable Law and the rules and policies of the NYSE, and in any event no more than ten (10) days after the Closing Date.

6.9           Publicity.  The initial press release regarding the Transactions shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided that in no event shall Parent be required to consult with the Company in connection with any filing with any Japanese Governmental Entity or the Tokyo Stock Exchange or in connection with providing any confidential information concerning Parent or any of its affiliates to any third party or Governmental Entity.

6.10         Expenses.  Whether or not the Public Shares are purchased pursuant to the Offer, all costs and expenses incurred in connection with the Transactions shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule TO and the publishing, printing and/or mailing of the Offer Documents shall be borne by Purchaser, and expenses incurred in connection with the Schedule 13E-3 and the Information Statement or the Proxy Statement, as the case may be (but not the attorney’s fees related thereto, which shall be paid by the party incurring such expense), shall be shared equally by Parent and the Company.

6.11         Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Acceptance Time, and for a period of six years after the later of the Acceptance Time and the Effective Time, each of Parent and the Surviving Corporation agrees that, to the fullest extent permitted by Law, it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Acceptance Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)           Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any such claim, action, suit, proceeding or investigation,

shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation, on the other hand, and the Indemnified Parties, on the other, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.  If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c)           Parent shall use its reasonable best efforts to cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Acceptance Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than 300% of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e)           The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f)            Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or similar organizational documents shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law.  For a period of six (6) years from the Effective Time, to the fullest extent permitted by Law, Parent shall cause the Surviving Corporation to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect as of the date hereof or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors or officers in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Acceptance Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any action, litigation, investigation, suit, arbitration or proceeding pending or asserted or any claim made within such period shall continue until the disposition of such action, litigation, investigation, suit, arbitration or proceeding or resolution of such claim.

6.12        Takeover Statutes.  If any Takeover Statute is or may become applicable to the Offer, the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

6.13         Tail Period.  Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that, during the six months from and after the Acceptance Time (the “Tail Period”) if and for so long as the 90% Requirement is not satisfied, Parent is not required to take any action to acquire Public Shares.  Without limiting the foregoing, during the Tail Period, Parent and its affiliates may (but are not required to) purchase Public Shares on the open market and in privately negotiated transactions in accordance with applicable Law; provided that neither Parent nor any of its affiliates may commence a “tender offer” (within the meaning of the Exchange Act and the rules and regulations promulgated thereunder) during the Tail Period without the Company’s consent.  During the Tail Period, Parent shall notify the Company in writing promptly after the 90% Requirement is satisfied.  For the avoidance of doubt, if and when the 90% Requirement is satisfied at any time during the Tail Period, (i) consistent with Section 6.6(b) of this Agreement but without limiting Section 8.1(f) of this Agreement, the Company and Parent shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other Transactions as soon as practicable and (ii) consistent with Section 4.1(a) of this Agreement, the Per Share Merger Consideration payable in connection with the Merger shall be equal to the Offer Price.

6.14         Tax Certificate.  The Company shall use its reasonable best efforts to provide to Parent immediately prior to the Closing a statement pursuant to Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest (as defined by the Code).

6.15         Formation of Merger Sub; Accession.  As promptly as reasonably practicable after the date hereof, and in any event within ten business days after the date hereof, Parent shall form a Delaware corporation as a direct wholly owned Subsidiary of Parent (“Merger Sub”).  As promptly as reasonably practicable after incorporating Merger Sub, (x) Parent, in its capacity as the sole shareholder of Merger Sub, shall approve and adopt this Agreement and (y) Parent shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein.  Notwithstanding any provision herein to the contrary, (i) the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its incorporation and (ii) the representations and warranties of Merger Sub set forth in Section 5.3 shall be deemed to have been made as though Merger Sub had been a party to this Agreement as of the date hereof.  Prior to the Effective Time, Parent shall take such actions as are reasonably necessary to cause the Board of Directors of Merger Sub to unanimously approve this Agreement and declare it advisable for Merger Sub to enter into this Agreement.  Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates may amend, or cause to be amended, the by-laws of Merger Sub at any time prior to the Effective Time so long as such amendment would not impair, delay or prevent the Closing.

ARTICLE VII

CONDITIONS OF THE MERGER

7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  The Merger shall have been adopted by the Company Requisite Vote.

(b)           No Restraints.  No Law, judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Entity is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions (collectively, an “Order”).

(c)           Purchase of Public Shares in Offer.  Parent shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Public Shares validly tendered and not withdrawn pursuant to the Offer (provided that the purchase of Public Shares pursuant to the Offer shall not be a condition to the obligations of Parent hereunder if Parent shall fail to accept payment and pay for Public Shares pursuant to the Offer in violation of the terms of this Agreement).

7.2           Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger.  In addition to the conditions set forth above in this Article VII, the obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall have been true and correct as of the date of the Agreement and shall be true and correct as of the Effective Time, and (ii) are made as of a specific date shall have been true and correct as of such date, in each case, except where such inaccuracy would not reasonably be expected to have a Material Adverse Effect on the Company; provided that, for purposes of this Section 7.2(a), any qualifications as to materiality or Material Adverse Effect included in such representation and warranty (including, for avoidance of doubt, the qualifications as to Material Adverse Effect in Section 5.1 of this Agreement) shall be disregarded for purposes of determining whether the condition contained in this Section 7.2(a) has been satisfied.

(b)           Covenants.  The Company shall not have failed to perform and comply with, in any material respect, its obligations, agreements and covenants under the Agreement on or prior to the Effective Time.

(c)           Certificate.  The Company shall have delivered to Parent a certificate signed by the Chief Operating Officer or the Chief Financial Officer of the Company and certifying as to the satisfaction by the Company of the conditions described in Sections 7.2(a) and (b).

(d)           Material Adverse Effect.  Since June 30, 2008, there shall have occurred no Material Adverse Effect.

7.3           Conditions to the Company’s Obligation to Effect the Merger.  In addition to the conditions set forth above in this Article VII, the obligation of the Company to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall have been true and correct in all material respects as of the date of the Agreement and shall be true and correct in all material respects as of the Effective Time, and (ii) are made as of a specific date shall have been true and correct in all material respects as of such date.

(b)           Covenants.  Each of Parent and Merger Sub shall not have failed to perform and comply with, in any material respect, their respective obligations, agreements and covenants under the Agreement on or prior to the Effective Time.

(c)           Certificate.  Parent shall have delivered to the Company a certificate signed by an executive offer of Parent and certifying as to the satisfaction by Parent and Merger Sub of the conditions described in Sections 7.3(a) and (b).

ARTICLE VIII

TERMINATION

8.1           Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval,

(a)           by mutual written consent of Parent, Merger Sub and the Company (with respect to the Company, only with the approval of the Special Committee);

(b)           by either Parent or the Company by action of its board of directors (with respect to the Company, only with the approval of the Special Committee):  (i) if Parent has not accepted Public Shares for payment pursuant to the Offer on or before 5 p.m. New York City time on the Outside Date; (ii) if any Order permanently enjoining, restraining or otherwise prohibiting the Merger exists and such Order shall have become final and nonappealable or (iii) if the Offer shall have terminated or expired in accordance with its terms without Parent having purchased any Public Shares pursuant to the Offer; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 8.1(b);

(c)           by Parent, if the Company Board or the Special Committee shall have made a Change in Recommendation;

(d)           by Parent, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would:

(i)            if such breach or failure to be true and correct occurs prior to the expiration of the Offer, cause any condition in Exhibit 1 or Article VII hereto not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured before 5:00 p.m. New York City time on the 30th day after written notice thereof has been given by Parent to the Company, or

(ii)           if such breach occurs after the Acceptance Time but prior to the expiration of the Tail Period, cause any condition in Article VII hereto not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured before 5:00 p.m. New York City time on the 30th day after written notice thereof has been given by Parent to the Company;

provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Parent is the primary cause of the breach by the Company giving rise to Parent’s right to terminate this Agreement pursuant to Section 8.1(d) or its inability to cure such breach.

(e)           by the Company (only with the approval of the Special Committee), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that

(i)            if such breach occurs prior to the expiration of the Offer, would, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Offer and such breach or failure to be true or correct is not curable or, if curable, has not been cured before 5:00 p.m. New York City time on the 30th day after written notice thereof has been given by the Company to Parent, or

(ii)           if such breach or failure to be true occurs after the Acceptance Time but prior to the expiration of the Tail Period, would,

individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and such breach or failure to be true or correct is not curable or, if curable, has not been cured before 5:00 p.m. New York City time on the 30th day after written notice thereof has been given by the Company to Parent.

(f)            by Parent or the Company (with respect to the Company, only with the approval of the Special Committee), at any time after the expiration of the Tail Period, whether or not Parent has previously accepted Public Shares for payment pursuant to the Offer.

8.2           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other parties hereto resulting from any willful or intentional breach of this Agreement and (ii) the provisions set forth in this Section 8.2 (Effect of Termination and Abandonment), Section 6.10 (Expenses), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the first sentence of Section 9.1 (Survival) shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1           Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.10 (Expenses) shall survive the consummation of the Merger and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive each of the Acceptance Time and the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.11(f) (Indemnification; Directors’ and Officers’ Insurance) and Section 8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2           Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties (and, in the case of the Company, approved by the Special Committee).

9.3           Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  No consent of or waiver by the Company under this Agreement shall be enforceable unless such consent or waiver is approved by the Special Committee.

9.4           Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5           GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN SUCH STATE.  The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.

9.6           Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
7-1 Maranouchi 2-chome
Chiyodo-ku, Tokyo
100-8388, Japan
Attention: Mitsuo Yamada
fax:+1-81-3-3240-5448
email: mitsuo_2_yamada@mufg.jp

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Donald J. Toumey
fax:+1-(212)-558-3588
email: toumeyd@sullcrom.com

If to the Company:

UnionBanCal Corporation
400 California Street
San Francisco, California, 94104-1302
Attention: General Counsel
fax:+1-(415)-765-3391
email: morris.hirsch@uboc.com

with copies to:

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, California 94105-2228
Attention: Rodney R. Peck
fax:+1-(415)-983-1200
email: rodney.peck@pillsburylaw.com

and

Richard D. Farman
Chairman of the Special Committee of the Board of Directors
UnionBanCal Corporation
400 California Street
San Francisco, California 94104-1302
fax:+1-(415)-765-3391
email: morris.hirsch@uboc.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: William S. Rubenstein
fax:+1-(212)-735-2000
email: william.rubenstein@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7           Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated July 2, 2008, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8           No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. Except for Section 6.11(f) with respect to which rights of third party beneficiaries arise as of the date of this Agreement, the parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Acceptance Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9           Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10        Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term, and such definitions shall apply regardless of where the terms appear in this Agreement. As used in this Agreement, the terms “beneficial ownership” (and its correlative terms) and “affiliate” shall have the meanings assigned to such terms in Rule 13d-3 and Rule 12b-2 under the Exchange Act, respectively.

9.11         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and, so long as the effect of substituting such provision in accordance with the foregoing is no more adverse to any party than this Agreement in the form executed as of the date hereof, (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12         Interpretation; Construction. (a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13         Assignment. This Agreement shall not be assignable other than by operation of law; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

[The next page is the signature page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

UNIONBANCAL CORPORATION

By:	/s/ Masaaki Tanaka
Name: Masaaki Tanaka
Title: President and Chief Executive Officer

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Tatsuo Tanaka
Name: Tatsuo Tanaka
Title: Deputy President

Acceded to as of                         , 2008

                                  , as Merger Sub

By:

ANNEX A

DEFINED TERMS

Terms	Section

90% Requirement	1.1(d)
Acceptance Time	1.8
affiliate	9.10
Agreement	Preamble
Applicable Date	5.2(e)(i)
Bankruptcy and Equity Exception	5.2(c)(i)
beneficial ownership	9.10
business day	1.1(e)
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2
Charter	2.1
Closing	1.7
Closing Date	1.6
Code	4.2(g)
Common Stock	Recitals
Company	Preamble
Company Awards	4.3(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	5.2
Company Option	4.3(a)
Company Reports	5.2(e)(i)
Company Requisite Vote	5.2(c)(i)
Compensation Agreements and Benefit Plans	4.3(b)
Compensation Committee	4.3(c)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.2(d)(ii)
Costs	6.11(a)
Credit Suisse	5.2(c)(iv)
Delaware Certificate of Merger	1.6
Dissenting Stockholders	4.1(a)
Effective Time	1.6
Exchange Act	1.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)

A-1

Existing Independent Directors	1.8
Expiration Date	1.1(b)
GAAP	5.2(e)(iii)
Governmental Entity	5.1(C)
Indemnified Parties	6.11(a)
Information Statement	6.5
Insurance Amount	6.11(c)
Law	2.1
Lien	5.2(b)(i)
Majority-of-the-Minority Condition	1.1(c)
Material Adverse Effect	5.1
Material Contracts	5.2(d)(ii)
Merger	Recitals
Merger Sub	6.15
MUFG	Recitals
NYSE	1.8
Offer	Recitals
Offer Documents	1.2
Offer Price	Recitals
Order	7.1(b)
Outside Date	1.1(d)
Parent	Preamble
Parent Approvals	5.3(c)(i)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Public Shares	Recitals
Regulation M-A	1.2
Sarbanes-Oxley Act	1.2
Schedule 13E-3	1.4
Schedule 14D-9	1.3(a)
SEC	1.1(d)
Securities Laws	1.2
Special Committee	Recitals
Special Committee Recommendation	Recitals
Stock Plans	5.2(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.2(a)
Surviving Corporation	1.5
Tail Period	6.13
Takeover Statute	5.2(g)
Tax	4.2(g)
Tax Return	4.2(g)
Taxes	4.2(g)
Transactions	Recitals
Written Consent	6.5

A-2

EXHIBIT 1
CERTAIN CONDITIONS OF THE OFFER

(1)           Notwithstanding any other provision of the Offer, Parent will not be obligated to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Parent’s obligation to pay for or return the tendered Public Shares promptly after termination or withdrawal of the Offer, will not be obligated to pay for, or may delay the acceptance or payment for, any Public Shares tendered pursuant to the Offer if:

(i)            the Majority-of-the-Minority Condition has not been satisfied;

(ii)           the Special Committee and/or the Company Board have withdrawn or modified in any manner adverse to Parent or Merger Sub the Special Committee Recommendation and/or the Company Board Recommendation, as the case may be;

(iii)          the representations and warranties of the Company contained in the Agreement that (i) are not made as of a specific date are not true and correct as of the date of the Agreement and as of the Acceptance Time, and (ii) are made as of a specific date are not true and correct as of such date, in each case, except where such inaccuracy would not reasonably be expected to have a Material Adverse Effect on the Company; provided that, for purposes of this Section (1)(ii) of Exhibit 1, any qualifications as to materiality or Material Adverse Effect included in such representation and warranty (including, for avoidance of doubt, the qualifications as to Material Adverse Effect in Section 5.1 of this Agreement) shall be disregarded for purposes of determining whether this condition has been satisfied;

(iv)          the Company has failed to perform and comply with, in any material respect, its obligations, agreements and covenants under the Agreement on or prior to the Acceptance Time and such breach has not been cured;

(v)           the Company has failed to deliver to Parent a certificate signed by the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer of the Company and certifying as to the satisfaction by the Company, of the conditions described in (ii) and (iii) above;

(vi)          any Order has been enacted, issued, promulgated, enforced or entered by any Governmental Entity and is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger;

(vii)         there shall be in effect (a) any general suspension of, or limitation on trading in securities on, the NYSE (other than a shortening of

E1-1

trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (c) any material limitation by any Governmental Entity on the extension of credit by banks or other lending institutions that, in each case, shall prevent the payment of the Offer Price; or

(viii)        since June 30, 2008, there has occurred any Material Adverse Effect.

E1-2